Exhibit (d)(2)

AP IX (EURO AIV), L.P.

APOLLO OVERSEAS PARTNERS (DELAWARE) IX, L.P.

APOLLO OVERSEAS PARTNERS (LUX) IX, SCSP

APOLLO OVERSEAS PARTNERS (892 AIV) IX, L.P.

APOLLO OVERSEAS PARTNERS IX, L.P.

9 West 57th Street

43rd Floor

New York, New York 10019

October 1, 2020

Covis Group S.à r.l.

2, avenue Charles de Gaulle

L-1653Luxembourg,

Grand Duchy of Luxembourg

Subject: Equity Commitment Letter

Ladies and Gentlemen:

Reference is made to the Agreement and Plan of Merger, dated the date hereof (as may be amended, restated, supplemented or otherwise modified, the “Merger Agreement”), by and among AMAG Pharmaceuticals, Inc., a Delaware corporation (the “Company”), Covis Group S.à r.l., a Luxembourg company (“Parent” or “you”), Covis Mergerco, Inc., a Delaware corporation and an indirect wholly owned subsidiary of Parent (“Merger Sub”), and, solely with respect to specific sections thereof, Covis Finco S.à r.l., a Luxembourg company and the direct parent of Parent (the “Debt Financing Borrower”). Pursuant to the terms of the Merger Agreement, Merger Sub will commence a tender offer to acquire any and all of the outstanding shares of the common stock of the Company. Following the consummation of the Offer, Merger Sub will be merged with and into the Company, upon the terms and subject to the conditions set forth in the Merger Agreement. Capitalized terms used but not defined in this letter agreement shall have the meanings ascribed to them in the Merger Agreement. This letter agreement is being delivered to the addressee in connection with the execution of the Merger Agreement by Parent, Merger Sub, the Company and, solely with respect to specific sections thereof, the Debt Financing Borrower.

1. Commitment. Pursuant to this letter agreement each of the undersigned, each of which is listed on Exhibit A attached hereto (each, an “Investor” and together, the “Investors”), severally and not jointly, subject to the conditions set forth herein and the Merger Agreement, commits to purchase, directly or indirectly, the equity of Parent solely for the purpose of enabling: (a) Parent to cause Merger Sub to accept for payment and pay for all Shares tendered pursuant to the Offer (and not validly withdrawn) at the Offer Closing (the “Offer Amount”); and (b) Parent to pay or cause the payment of the Merger Consideration due under Sections 3.5(a) and 3.6(a) of the Merger Agreement (the “Merger Amount”), in each case, in an aggregate amount equal to such Investor’s pro rata percentage of the aggregate amount of the Commitment, as set forth opposite such Investor’s name on Exhibit A attached hereto (such amount with respect to each Investor is such Investor’s “Maximum Investor Commitment”). Notwithstanding anything to the contrary, each Investor (together with its assigns) shall not, under any circumstances, be obligated to purchase, directly or indirectly, equity from Parent or otherwise provide any funds to Parent in an amount exceeding the amount of such Investor’s Maximum Investor Commitment. Further notwithstanding anything to the contrary, the Investors (together with their assigns) in the aggregate shall not under any circumstances, be obligated to purchase, directly or indirectly, equity from Parent or otherwise provide any funds to Parent in an amount exceeding the Commitment. The term “Commitment” means: (i) an amount equal to: $250,000,000; or (ii) such lesser amount as in the aggregate, together with the proceeds of the Debt Financing, suffices to fully fund the Offer Amount, the Merger Amount pursuant to, and in accordance with, the Merger Agreement (in which instance the Maximum Investor Commitment for each Investor shall be reduced accordingly to equal such Investor’s pro rata percentage of the aggregate amount of the lesser Commitment).

2. Termination. Each Investor’s obligation to fund its Maximum Investor Commitment is subject to the terms of this letter agreement and to the satisfaction of the following conditions: (a) with respect to the Offer Amount, (i) the execution and delivery of the Merger Agreement by the Company, (ii) the satisfaction or waiver by Merger Sub or Parent of the Offer Conditions, (iii) the contemporaneous acceptance for payment by Merger Sub of all Shares validly tendered and not validly withdrawn pursuant to the Offer and (iv) the simultaneous closing of the Debt Financing pursuant to the terms of the Debt Commitment Letter; and (b) with respect to the Merger Amount, (i) the execution and delivery of the Merger Agreement by the Company, (ii) the satisfaction or waiver by the Company, Merger Sub and Parent of all of the conditions set forth in Section 7 of the Merger Agreement and (iii) the simultaneous closing of the Debt Financing pursuant to the terms of the Debt Commitment Letter. The obligations of the Investors in the aggregate to fund the Commitment and of each of the Investors to fund its Maximum Investor Commitment will terminate automatically and immediately upon the earliest to occur of: (1) the funding of the aggregate amount of the Commitment; (2) a valid termination of the Merger Agreement in accordance with its terms (including, if payable thereunder, the payment of the Parent Termination Fee); (3) the payment in full by the Investors of the Guaranteed Obligations (as defined in the Limited Guarantee) under the Limited Guarantee on the terms and subject to the conditions thereof; and (4) the assertion by the Company or any of its Affiliates or its or their respective Representatives, claiming by, through or for the benefit of any of the foregoing, of any claim under any Law or legal theory (including claims for fraud, breach of contract or implied warranty, failure of disclosure, tortious wrong or violation of securities laws) against any Investor or any Parent Related Party in connection with this letter agreement, the Merger Agreement, the Debt Commitment Letter, the Limited Guarantee any of the transactions contemplated hereby or thereby (including the termination or abandonment thereof) (including in respect of any oral representations made or alleged to be made in connection therewith or herewith), except, solely with respect to clause (4), for claims: (A) against any counterparty to the Confidentiality Agreement (or a joinder thereto) pursuant to the terms thereof; (B) against Parent or Merger Sub under or relating to the Merger Agreement (including in respect of fraud) pursuant to the terms thereof and subject to the limitations set forth therein; or (C) against the Investors and their successors and assigns (i) under the Limited Guarantee pursuant to the terms of such Limited Guarantee and subject to the limitations set forth therein and in this letter agreement and (ii) seeking (x) an injunction or injunctions, specific performance or other equitable remedies to prevent breaches of this letter agreement or to enforce specifically the terms and provisions hereof pursuant to, and subject to the limitations of, Section 5 of this letter agreement and Sections 8.3(c), 9.12 and 9.15 of the Merger Agreement, or (y) to enforce the Company’s rights to consent to certain matters as expressly provided in this letter agreement (each, a “Permitted Claim”). For the avoidance of doubt, (I) the termination of the obligations of the Investors to fund the Commitment shall not, in and of itself, relieve any person of any liability under the Limited Guarantee and (II) in no event shall the Sponsor or the Investors have any obligation to make any payment under this letter agreement at any time after the parties to the Limited Guarantee or any Affiliate(s) thereof have paid the Parent Termination Fee under the Limited Guarantee pursuant to the terms thereof or Parent or any Affiliate thereof has paid the Parent Termination Fee under the Merger Agreement. Sections 2, 3, 5, 7 and 8 of this letter agreement shall survive any such termination.

3. No Recourse. Notwithstanding anything that may be expressed or implied in this letter agreement, by its acceptance of this letter agreement, each of Parent and Merger Sub covenants, acknowledges and agrees that no Person other than the undersigned shall have any obligation hereunder and that, (a) notwithstanding that any of the undersigned may be a partnership or limited liability company, no recourse hereunder or under any documents or instruments delivered in connection herewith shall be had against any former, current or future, direct or indirect director, manager, officer, employee, agent, financing source or Affiliate of any of the undersigned, any former, current or future, direct or indirect holder of any equity interests or securities of any of the undersigned (whether such holder is a limited or general partner, manager, member, stockholder, securityholder or otherwise), any former, current or future assignee of any of the undersigned, any former, current or future director, officer, employee, agent, financing source, general or limited partner, manager, management company, member, stockholder, securityholder, Affiliate, controlling Person or representative or assignee of any of the foregoing, or any former, current or future heir, executor, administrator, trustee, successor or assign of any of the foregoing other than Parent, Merger Sub or their respective successors or assignees under the Merger Agreement (any such person or entity, other than the undersigned, or Parent, Merger Sub or their respective successors or assignees under the Merger Agreement, a “Related Party”) or any Related Party of the undersigned’s Related Parties (including, without limitation, in respect of any liabilities or obligations arising under, or in connection with, the Merger Agreement and the Transactions contemplated thereby or with respect to any Claim, including, without limitation, in the event Parent, Merger Sub or the Debt Financing Borrower breaches its obligations under the Merger Agreement and including whether or not Parent’s, Merger Sub’s or the Debt Financing Borrower’s breach is caused by the breach by any of the Investors of their obligations under this letter agreement) whether by the enforcement of any judgment or assessment or by any legal or equitable proceeding, or by virtue of any statute, regulation or other applicable Law; and (b) no personal liability whatsoever will attach to, be imposed on or otherwise incurred by any Related Party of the undersigned or any Related Party of the undersigned’s Related Parties under this letter agreement or any documents or instruments delivered in connection herewith or with the Merger Agreement or for any claim based on, in respect of, or by reason of such obligations hereunder or by their creation. For purposes of this letter agreement, “Claim” means any dispute arising under or in any way related to the Merger Agreement and the Transactions contemplated thereby or arising out of due diligence conducted in connection with or the negotiation, interpretation or enforcement of the Merger Agreement. Nothing in this letter agreement, express or implied, is intended to or shall confer upon any person, other than Parent, the Company (as set forth in Section 5 of this letter agreement) and the undersigned, any right, benefit or remedy of any nature whatsoever under or by reason of this letter agreement. Nothing in this Section 3 shall be construed to impair, limit or prevent any Permitted Claim by the Company or any remedies in respect of any Permitted Claim.

4. Assignment; No Modification; Entire Agreement. This letter agreement and each of the Investors’ commitment hereunder shall not be assignable to any other person without the prior written consent of the other parties hereto and the Company. Any attempted assignment without such consent shall be null and void and of no force and effect. Notwithstanding anything to the contrary, each Investor may assign its commitments under this letter agreement to an Affiliate of such Investor on condition that such Investor remains liable to perform all of its obligations hereunder. This letter agreement may not be amended, and no provision hereof waived or modified, except by an instrument signed by each of the parties hereto and consented to by the Company. This letter agreement, together with the Merger Agreement, the Limited Guarantee and the Confidentiality Agreement, constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among or between any of the parties with respect to the subject matter of those agreements. Each Investor acknowledges that the Company has entered into the Merger Agreement in reliance upon, among other things, the commitments set forth in this letter agreement.

5. Reliance; Enforcement. This letter agreement may be relied upon only by Parent, provided, that, the Company may rely upon and enforce this letter agreement as an express third-party beneficiary of this letter agreement to the extent that: (a) the Company is awarded specific performance of Parent’s or Merger Sub’s obligation to cause the Equity Financing to be funded in accordance with the terms and conditions set forth in Section 9.12 of the Merger Agreement; or (b) the Company is enforcing its rights to consent to certain matters as provided for in this letter agreement. Each Investor agrees: (i) not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to law or inequitable for any reason other than as a result of (x) defenses to the payment of the Offer Amount or the Merger Amount that would be available to Merger Sub or Parent under the Merger Agreement, and/or (y) the limitations set forth in Section 9.12 of the Merger Agreement; and (ii) any party seeking an injunction or injunctions, specific performance or other equitable relief to prevent breaches of this letter agreement and to enforce specifically the terms and provisions of this letter agreement in accordance with this Section 5 shall not be required to provide proof of damages or any bond or other security as a prerequisite to obtaining such an order, injunction or other equitable relief. Except as set forth in the foregoing sentences of this Section 5, nothing set forth in this letter agreement, express or implied, shall be construed to confer upon or give any person other than Parent any benefits, rights or remedies under or by reason of, or any rights to enforce or cause Parent to enforce, the Commitment or any Maximum Investor Commitment or any provisions of this letter agreement. Parent’s creditors (other than the Company) shall have no right to enforce this letter agreement or to cause Parent to enforce this letter agreement. For the avoidance of doubt and notwithstanding anything to the contrary contained herein or in the Merger Agreement, and notwithstanding that this letter agreement is referred to in the Merger Agreement, except as set forth in this Section 5, no party (including the Company and any of its respective Subsidiaries or Affiliates) other than Parent, shall have any rights against the undersigned pursuant to this letter agreement.

6. Representations and Warranties. Each Investor represents, warrants and covenants, severally and not jointly, as of the date hereof that:

(a)	it has (and will continue to have) the requisite capacity and authority to execute and deliver this letter agreement and to fulfill and perform its obligations hereunder;

(b)

the execution, delivery and performance of this letter agreement by it has been duly and validly authorized and approved by all necessary limited partnership or other entity action, and no other proceedings or actions on the part of it (including any internal or committee approvals) are necessary therefor;

(c)

this letter agreement has been duly and validly executed by it and constitutes a legal, valid and binding agreement of it enforceable by Parent and the Company against it in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws of general applicability relating to or affecting creditors’ rights, and by general equitable principles;

(d)

such Investor has (and will continue to have until the termination of such Investor’s obligations under this letter agreement in accordance Section 2) available funds or uncalled capital in excess of the sum of the Maximum Investor Commitment plus the aggregate amount of all other commitments and obligations such Investor currently has outstanding;

(e)

except as would not reasonably be expected to adversely affect the ability of such Investor to perform its obligations under this letter agreement in any material respect or to consummate the transactions contemplated hereby in a timely manner, the execution, delivery and performance by it of this letter agreement do not and will not (i) violate any law or (ii) result in any violation of, or default (with or without notice or lapse of time or both) under, or give rise to a right of termination, cancelation or acceleration of any obligation or to the loss of any benefit under, any contract to which it is a party;

(f)	the Maximum Investor Commitment is less than the maximum amount that the undersigned is permitted to invest in any one portfolio investment pursuant to the terms of its constituent documents;

(g)

except as would not reasonably be expected to adversely affect the ability of such Investor to perform its obligations under this letter agreement in any material respect or to consummate the transactions contemplated hereby in a timely manner, all consents, approvals, authorizations, permits of, filings with and notifications to, any Governmental Body necessary for the due execution, delivery and performance of this letter agreement by it have been obtained or made, and all conditions thereof have been duly complied with; and

(h)

except as would not reasonably be expected to adversely affect the ability of such Investor to perform its obligations under this letter agreement in any material respect or no other action by, and notice to or filing with, any Governmental Body, is required in connection with the execution, delivery and performance of this letter agreement.

7. Confidentiality. This letter agreement shall be treated as strictly confidential and is being provided to Parent solely in connection with the Merger Agreement and the transactions contemplated thereby. This letter agreement may not be used, circulated, quoted or otherwise referred to in any document (other than the Merger Agreement, Limited Guarantee and the Financing Commitments), except with the written consent each of the Investors. Notwithstanding anything to the contrary, Parent, Merger Sub and the Company may disclose this letter agreement and the information herein: (a) in connection with the enforcement of this letter agreement, the Merger Agreement and the Limited Guarantee; and (b) to the extent necessary to comply with applicable laws, the rules of any national securities exchange and requirements with respect to any SEC filings. Notwithstanding the foregoing, this letter agreement may be provided to the Company and its advisors, strictly for informational purposes, who have been directed to treat this letter agreement as confidential, and the Company shall cause such advisors to so treat this letter agreement as confidential.

8. Miscellaneous. This letter agreement may be executed in multiple counterparts. This letter agreement will become effective upon its acceptance by you, as evidenced by the delivery to each of the Investors of a counterpart of this letter agreement executed by you. This letter agreement shall be governed by, and construed in accordance, with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws. Each of the parties: (a) consents to submit itself to the personal jurisdiction of the Chosen Courts in the event any dispute arises out of or in any way related to this letter agreement or any transaction contemplated by this letter agreement as well as any Claim; (b) waives, and agrees not to assert, as a defense in any action, suit or proceeding in the Chosen Courts that it is not subject to the jurisdiction of the Chosen Courts or that such action, suit or proceeding may not be brought or is not maintainable in the Chosen Courts whether on the basis of improper venue, inconvenience of forum or otherwise; (c) irrevocably agrees that all claims brought by or against any of the parties to this letter agreement or any of their Affiliates with respect to such action or proceeding shall be heard and determined solely and exclusively in the Chosen Courts; (d) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any Chosen Court; (e) agrees that it will not bring any Claim in any court other than the Chosen Courts; and (f) waives any right to trial by jury with respect to any Claim or any litigation directly or indirectly arising out of, under or in connection with this letter agreement or any of the transactions contemplated hereby or by the Merger Agreement. Notwithstanding anything to the contrary, a final non-appealable judgment in any action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Legal Requirements, provided, however, that nothing in this Section 8 shall restrict any party’s rights to seek any post-judgment relief regarding, or any appeal from, a final trial court judgment. The parties agree that any violation of this Section 8 shall constitute a material breach of this letter agreement and shall constitute irreparable harm.

EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS LETTER AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (INCLUDING ANY DISPUTE ARISING OUT OF OR RELATING TO THE FINANCING OR THE COMMITMENT LETTERS OR THE PERFORMANCE OF SERVICES THEREUNDER OR RELATED THERETO).

[signature pages follow]

AP IX (EURO AIV), L.P.

By: Apollo Advisors IX, L.P., its general partner

By: Apollo Capital Management IX, LLC, its general partner

By:	/s/ Laurie D. Medley
Name:	Laurie D. Medley
Title:	Vice President & Assistant Secretary

APOLLO OVERSEAS PARTNERS IX, L.P.

By: Apollo Advisors IX, L.P., its general partner

By: Apollo Capital Management IX, LLC, its general partner

By:	/s/ Laurie D. Medley
Name:	Laurie D. Medley
Title:	Vice President & Assistant Secretary

APOLLO OVERSEAS PARTNERS (892 AIV) IX, L.P.

By: Apollo Advisors IX, L.P., its general partner

By: Apollo Capital Management IX, LLC, its general partner

By:	/s/ Laurie D. Medley
Name:	Laurie D. Medley
Title:	Vice President & Assistant Secretary

Signature Page to Equity Commitment Letter – Conan

APOLLO OVERSEAS PARTNERS (DELAWARE) IX, L.P.

By: Apollo Advisors IX, L.P., its general partner

By: Apollo Capital Management IX, LLC, its general partner

By:	/s/ Laurie D. Medley
Name: Laurie D. Medley
Title: Vice President & Assistant Secretary

APOLLO OVERSEAS PARTNERS (LUX) IX, SCSP

By: Apollo Overseas Partners (Lux) IX GP, S.a. r.l., its general partner

By:	/s/ James R. Crossen
Name: James R. Crossen
Title: Class A Manager

By:	/s/ Fabien Morelli
Name: Fabien Morelli
Title: Class B Manager

Signature Page to Equity Commitment Letter – Conan

Accepted and Agreed

COVIS GROUP S.À R.L.

By:	/s/ Michael Porter
Name: Michael Porter
Title: Class A Manager

By:	/s/ Xavier Rouviere
Name: Xavier Rouviere
Title: Class B Manager

Signature Page to Equity Commitment Letter – Conan

EXHIBIT A

Maximum Investor Commitment

Investor	Maximum Investor Commitment	% of Commitment
AP IX (Euro AIV), L.P.	$108,172,500	43.269%
Apollo Overseas Partners (892 AIV) IX, L.P.	$62,955,000	25.182%
Apollo Overseas Partners (Delaware) IX, L.P.	$22,032,500	8.813%
Apollo Overseas Partners (Lux) IX, SCSp	$15,605,000	6.242%
Apollo Overseas Partners IX, L.P.	$41,235,000	16.494%